Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ECARD INC.", CHANGING ITS NAME FROM "ECARD INC." TO "UNIVERSAL GLOBAL HUB INC.", FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF MARCH, A.D. 2021, AT 6:57 O`CLOCK P.M.


SECRETARY'S OFFICE
1793
DELAWARE
1855

Jeffrey W. Bullock, Secretary of State

5171478 8100
SR# 20210916729

Authentication: 202745513
Date: 03-16-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:57 PM 03/15/2021
FILED 06:57 PM 03/15/2021
SR 20210916729 - File Number 5171478

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

ECARD INC. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, certifies on this eighth day of March, 2021 that:

1. The board of directors of the Corporation duly adopted the following resolution in accordance with the provisions of General Corporation Law of the State of Delaware, Section 141 and Section 242:

> "**Resolved**, that Article First of the Certificate of Incorporation of the Corporation be amended and restated to read in its entirety as follows:
>
> First: the name of the Corporation is: Universal Global Hub Inc."

2. This amendment to the Certificate of Incorporation of the Corporation has been duly adopted by the written consent of the sole director of the Corporation in accordance with the provisions of General Corporation Law of the State of Delaware, Sections 242(a)(1) and 242(b)(1), as this amendment effects only a change to the Corporation's name.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this eighth day of March, 2021.

By: */s/ Wayne Tsao*
Title: CEO
Name: Wayne Tsao